Exhibit 99.1
The Lubrizol Corporation
 29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact Joanne Wanstreet 440/347-1252 Web Site: www.lubrizol.com	Media Contact David L. Cowen 440/347-5333
Lubrizol Announces Director and Officer Changes
Harriett Tee Taggart and James E. Sweetnam Join Board
CLEVELAND, OH, February 19, 2007 — The Lubrizol Corporation (NYSE: LZ) announced the following director and officer changes at today’s Organization meeting of the board of directors.
Directors
The board elected Harriett Tee Taggart and James E. Sweetnam as directors. The company also announced that Peggy Gordon Miller and Daniel E. Somers are retiring as members of the board of directors.
Harriett Tee Taggart, Ph.D., age 58, serves as a member of the board of directors of Albemarle Corporation, as a trustee of Reed College and as a member of the Dean’s Advisory Leadership Council at Harvard University’s School of Government. At the end of 2006, she retired as a partner from Wellington Management LLP, where most recently she held positions as senior vice president and global investment manager. In those positions, Dr. Taggart was responsible for global investments of several billion dollars in publicly traded specialty and basic chemical companies in industrialized and emerging markets. Prior to more than 20 years at Wellington, Dr. Taggart held a variety of public sector legislative and regulatory management positions. Her education includes a Ph.D. in planning and capital markets from Massachusetts Institute of Technology, an M.A. in planning from Harvard University, and a B.A. from Smith College.
James L. Hambrick, Chairman, President and Chief Executive Officer of Lubrizol, said, “Dr. Taggart brings to our board 35 years of global investment and related financial experience coupled with broad understanding of the chemical industry. This background will be invaluable to us as we grow globally and as we investigate acquisitions to enhance our growth as a premier specialty chemical company.”
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James E. Sweetnam, age 54, is senior vice president and president — Truck Group of Eaton Corporation, a $12.4 billion global diversified industrial manufacturer, where he manages the company’s $2.5 billion truck business. As senior vice president, he also has responsibility for the company’s Latin American and Caribbean operations and for corporate environment, health and safety. Since joining Eaton in 1997, he has held a variety of executive management positions, leading the heavy-duty transmissions, clutch and aftermarket businesses in the Truck Group. Previously, he held executive positions managing the turbochargers, electronics and drivetrains businesses of Cummins Engine Company. Mr. Sweetnam is a trustee of ideastream, a public broadcasting service, multiple media organization. His education includes an M.B.A. from Harvard University and a B.S. in applied science and engineering from the U.S. Military Academy at West Point.
Hambrick said, “Jim Sweetnam’s extensive global, industrial and technology management experience, as well as his many years managing in an original equipment manufacturing and operating environment will be invaluable to us and provide us a much-needed perspective.”
Peggy Gordon Miller, age 69, will retire from the board effective April 23, 2007, when she reaches the mandatory retirement age in the company’s governance guidelines. Dr. Miller, who has been a director since 1993, recently retired as president of South Dakota State University.
Daniel E. Somers, age 59, has retired as a director and is relocating to Florida. Mr. Somers has been a director since 1999. He is vice chairman of Blalock & Partners LP.
“Peggy has been a long-term and valuable member of the board. Dan participated during the most significant growth of the company, when we acquired Noveon International. We shall miss the wisdom both of them brought to the board, and I want to thank them for their professional and personal support” said Hambrick.
Officers
Gregory D. Taylor, age 48, was elected vice president responsible for corporate planning, development and communications. In addition, he was named a member of the company’s executive council. Mr. Taylor has been a Lubrizol employee for 26 years, during which he has held diverse assignments of increasing responsibility in accounting, finance, venture capital, business development, corporate planning and investor relations. Most recently, Mr. Taylor headed corporate planning, where he was instrumental in developing and implementing the company’s growth plans. He has a B.A. in accounting and finance from Lake Erie College.
Joanne Wanstreet, age 55, vice president, will retire effective April 23, 2007. Ms. Wanstreet joined Lubrizol in 1987 in the company’s internal venture capital group. She held positions in business development, new-ventures marketing, research management, finance and investor relations. Ms. Wanstreet was elected an officer in 2002 and since then has served as vice president of global communications and investor relations and as a member of Lubrizol’s executive council.
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies
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include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation, a Fortune 500 company, owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2006 were $4.0 billion. For more information, visit www.lubrizol.com.
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